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                                                                    EXHIBIT 4(f)
                                SIXTH AMENDMENT
                                    TO THE
                           CIRCUS CIRCUS EMPLOYEES'
                      PROFIT SHARING AND INVESTMENT TRUST

     This Sixth Amendment to the Circus Circus Employees' Profit Sharing and Investment Trust is made and entered into this 28th day of February, 1997, but is effective for all purposes (except as otherwise provided herein) as of January 1, 1997, by Circus Circus Enterprises, Inc. (the "Company").


                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the Company has previously adopted the Circus Circus Employees' Profit Sharing and Investment Trust, which has previously been amended (as amended, the "Trust"); and

     WHEREAS, pursuant to the terms of the Trust, the Company is authorized and empowered to further amend the Trust; and

     WHEREAS, the Company desires to amend the Trust at the request of the Trustee, to clarify certain provisions and to make other desired changes.

     NOW, THEREFORE, the Trust is hereby amended as follows:


                                      I.

     Paragraph (b) of Article IV is hereby amended by adding a new subparagraph
(5) at the end thereof, as follows:

          (5) make benefit payments from the Trust, and the Trustees shall have no liability for any payment promptly made in accordance with the Plan Administrator's direction. Such direction shall specify the investments to be liquidated, the payee, the payee's address, the amount of the payment, and the tax withholding,if any, to be applied to the payment. The Trustee shall have no duty to determine the identity or mailing address of any person entitled to benefits from the Plan.


                                      II.

     Article IV is hereby amended by adding a new paragraph (i) at the end thereof, as follows:
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          (i) Indemnity Agreement. The Company shall indemnify, defend,
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     and hold harmless the Trustee, its employees, officers, directors, and affiliates ("Indemnified Parties") from and against all claims, losses and expenses, including reasonable attorneys' fees, incurred as a result of acting in accordance with directions given to the Trustee by the Plan Administrator pursuant to Article IV(b) of the Trust; provided, however, that the foregoing indemnity shall not apply to the negligence, breach of fiduciary duty, or willful misconduct of an Indemnified Party. This indemnity shall survive the resignation or removal of the Trustee.


                                     III.

     Paragraph (c) of Article IV is hereby amended by adding a comma and the following language immediately following the word "authorized" in the first line of that paragraph (i):

     at the written direction of the Plan Administrator and upon indemnification satisfactory to the Trustee,


                                      IV.

     Paragraph (g) of Article IV is hereby amended by adding new subparagraphs
(3) and (4) at the end thereof, as follows:

          (3) The Plan Administrator shall promptly review the Trustee's accountings and shall, within 120 days after receipt of an accounting, file any exceptions to the accounting with the Trustee. If the Trustee receives no written exceptions within such 120 day period, the accounting shall be deemed settled.

          (4) The Trustee shall determine the fair market value of the Trust on a periodic basis, as agreed between the Plan Administrator and the Trustee. The Trustee shall perform such valuation in a reasonable and consistent manner in accordance with applicable law. The Trustee may utilize and shall be entitled to rely upon quotation and pricing services and publications it considers reliable. If the Plan Administrator or Investment Manager directs investment into an asset for which no public pricing information is available, the Trustee may obtain its fair market value from the Plan Administrator or the Investment Manager, or from an

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     appraiser engaged by the Plan Administrator, and it shall be entitled to rely conclusively upon the value provided. If the Plan Administrator or Investment Manager is unable or unwilling to provide such valuation, the Trustee may employ an appraiser or other expert to provide such valuation. If insurance policies, annuities, or participant loans become assets of the Trust, the Plan Administrator shall be responsible for their valuation.

     IN WITNESS WHEREOF, this Sixth Amendment has been executed on the day and year first above written.


ATTEST:                                  CIRCUS CIRCUS ENTERPRISES, INC.

     (CORPORATE SEAL)


/s/ YVETTE E. LANDAU                     By: /s/ MICHAEL S. ENSIGN
------------------------------              --------------------------
Secretary                                    Chief Operating Officer

                                                   "COMPANY"


ATTEST:

     (CORPORATE SEAL)                    BANK OF AMERICA


                                         By: /s/ ELVIRA DUENAS
------------------------------               -------------------------
Secretary                                Its: Assistant Vice President
                                             -------------------------




                                                   "TRUSTEE"


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